Exhibit 10.6

April 22, 2014

Mr. Fredric Price

64 Quarry Lane

Bedford, New York 10506

U.S.A.

Dear Fred,

Re: Engagement Letter - Post-IPO Compensation Terms

Reference is hereby made to your engagement letter with Bio Blast Pharma Ltd. (the "Company") as the Company's Chairman of the Board of Directors dated April 24, 2012 ("Engagement Letter").

1.	As of the date hereof and following the closing of an initial public offering of the Company's shares on NASDAQ ("IPO"), you will assume an active role in you position as chairman of the Company. Such active role shall include contributing from your skills, experience and networking for the strategic development of the Company, including participating in the road show prior to the IPO together with Company's management as will be coordinated with you in advance, assisting the Company with the relationship with the Company's investors, promoting and assisting in transactions with major customers, partnerships or other strategic transactions and developments in the Company's business.
2.	In consideration for your active role as chairman of the Company, upon the closing of the IPO, you will be entitled to the following compensation terms effective as of the closing of the IPO:

2.1	The compensation for your services as the Chairman of the Board of Directors shall be US$120,000 per annum, payable monthly, commencing as of the closing of the IPO.

2.2	The Company shall issue to you as of the closing of the IPO, 206,702 options to purchase Ordinary Shares of the Company at an exercise price equal the price per share determined on the IPO. The vesting commencement date shall be the date of closing of the IPO. The vesting schedule of the Options and all other terms not set forth shall be in accordance with the Company's option plan. Following such grant of options, you shall hold Options to purchase 4.5% of the Company's share capital on a fully diluted basis as of the date hereof.

3.	Notwithstanding the provisions of the Engagement Letter, you hereby agree that your right to participate in future financing rounds as set forth in Section 4 of your engagement letter shall expire immediately prior to the IPO.

4.	All other provisions of the Engagement Letter shall continue in full force and effect with the necessary changes resulting from this change.

Please indicate your acceptance to the terms of this letter by signing and dating this letter and returning a counterpart hereof to us.

Sincerely yours,
/s/ Ehud Gilboa
Bio Blast Pharma Ltd.

I agree to all terms of this letter.

Date: April 22, 2014

Signature:	/s/ Fredric Price